Exhibit 10.83

Baker Hughes Company Director Restricted Stock Unit Award Agreement For
[●] (“Participant”)
1.Capitalized Terms. Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Baker Hughes Company 2017 Long-Term Incentive Plan (the “Plan”).
2.    Grant. The Board of Directors (the “Board”) of Baker Hughes Company (the “Company”) has granted Restricted Stock Units, from time to time with Dividend Equivalents determine (“RSUs”), to the individual named in this Award Agreement (the “Participant”) on [●] (the “Grant Date”). Each RSU entitles the Participant to receive from the Company (i) one share of Class A common stock of the Company, par value $0.0001 per share (“Share”) for which the restrictions lapse in accordance with paragraph 4 or 5, and (ii) cash payments based on dividends paid to stockholders as set forth in paragraph 3, each in accordance with the terms of this Award, the Plan, any country specific addendums and any rules and procedures adopted by the Board. Shares may be adjusted or converted into other property or cash pursuant to the provisions of the Plan.
3.    Dividend Equivalents. Until such time as the earlier of the restrictions on the RSUs lapsing or the RSUs being cancelled in accordance with paragraph 4 or 5, the Company shall establish an amount to be paid to the Participant equal to the number of RSUs subject to restriction times the per Share quarterly dividend payments made to stockholders of the Company’s Shares (“Dividend Equivalent”). The Company shall accumulate Dividend Equivalents and, on the restriction lapse date, will pay the Participant a cash amount equal to the Dividend Equivalents with respect to the number of RSUs for which restrictions lapse in accordance with paragraph 4 or 5 and unpaid as of the date that restrictions lapse (without interest). Notwithstanding the foregoing, any accumulated and unpaid Dividend Equivalents attributable to RSUs that are cancelled will not be paid and are immediately forfeited upon cancellation of the RSUs. The determination regarding the form and type of dividend equivalents will be made by the Board at the time of grant.
4.    Lapse of Restrictions. Subject to paragraph 5, restrictions on the number of RSUs reflected in the Participant’s Plan account maintained by Fidelity Stock Plan Services will lapse on the first anniversary of the Grant Date (the “Normal Restriction Lapse Date”) only if the Participant has continuously served on the Board through such date. If the Participant’s service on the Board terminates prior to the designated Restriction Lapse Date for any reason other than as set forth in paragraph 5, the RSUs shall be immediately cancelled upon such termination of service.
5.    Early Vesting Events. Restrictions on the RSUs will lapse upon the occurrence of any of the following events (each an “Early Vesting Event”) prior to the designated Restriction Lapse Date:
a.    Completion of Term. If, before the designated Restriction Lapse Date, the Participant completes the term for which the Participant was elected to the Board and as a result thereof the Participant’s service on the Board terminates, restrictions shall immediately lapse on the last day of such term.

b.    Employment Termination Due to Death. If the Participant’s service on the Board terminates as a result of the Participant’s death, then restrictions shall immediately lapse.
c.    Termination for Disability. Restrictions shall immediately lapse if the Participant’s service on the Board terminates as a result of a disability as determined in the sole discretion of the Board.
d.    Change in Control. On a Change in Control, restrictions shall immediately lapse. For purposes of this Award Agreement, “Change in Control” means (A) a Change in Control as defined in the Plan or (B) the date a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.
6.    Delivery. Upon the Normal Restriction Lapse Date, or such earlier date the restrictions lapse pursuant to paragraph 5, the Company shall deliver to the Participant such Shares with respect to the portion, if any, of the RSUs for which the restrictions lapse in accordance with this Award Agreement.

7.    Alteration/Termination. The Company shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any RSUs without the consent of the Participant; provided, however, that no such amendment, alteration, suspension, discontinuance or termination shall occur if reasonably likely to significantly diminish the rights of the Participant without the Participant’s consent; provided further that no such consent shall be required with respect to any amendment, alteration, suspension, discontinuance or termination if the Board determines in its sole discretion that such amendment, alteration, suspension, discontinuance or termination either (i) is required or advisable to satisfy or conform to any applicable law, regulation or accounting standard or (ii) is in accordance with paragraph 8. Notwithstanding the foregoing, no amendment of the RSUs may be made that would cause the Participant to become subject to additional taxes under Section 409A. Also, the RSUs shall be null and void to the extent the grant of RSUs or the lapse of restrictions thereon is prohibited under the laws of the country of residence of the Participant.
8.    Recoupment. Notwithstanding any other provision of this Award to the contrary, the RSUs, any Shares issued in settlement of the RSUs, and any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with any recoupment policy that the Company may adopt from time to time.
9.    Plan Terms. All terms used in this Award have the same meaning as given such terms in the Plan, a copy of which will be furnished upon request. This Award is subject to the terms of the Plan, which terms are incorporated by reference.
10.    Entire Agreement. This Award, the Plan, country specific addendums and the rules and procedures adopted by the Board contain all of the provisions applicable to the RSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Participant.
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

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